Exhibit (p)(7)

NORTHCREST ASSET MANAGEMENT, LLC

CODE OF ETHICS WITH RESPECT TO
SECURITIES TRANSACTIONS OF ACCESS PERSONS
November 1, 2021

I.	INTRODUCTION

NorthCrest Asset Management, LLC (“NCAM”) a federally registered investment adviser, has adopted this Code of Ethics (“Code”) pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”).

Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") requires federally registered investment advisers to establish, maintain and enforce written codes of ethics that include, among other matters, standards of business conduct required of "supervised persons," provisions requiring supervised persons to comply with applicable federal securities laws, provisions requiring "covered persons" to report their personal securities transactions and holdings and obtain approval before they acquire beneficial ownership of any security.

NCAM is wholly owned by Wealth Enhancement Group, LLC (“WEG”). WEG also wholly owns Wealth Enhancement Advisory Services, LLC, a registered investment adviser (“WEAS”). NCAM and WEAS are affiliated investment advisers. NCAM has adopted this Code of Ethics (the “Code”) that applies to certain employees of Wealth Enhancement Group, LLC who are affiliated with its subsidiary, NCAM (collectively, referred to as “NCAM employees” or “employees”). This Code is intended to comply with Advisers Act Rule 204A-1 and Rule 17j-1 of the 1940 Act.

This Code establishes rules of conduct for all NCAM employees and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest.

For purposes of complying with NCAM's Code of Ethics, all NCAM employees are “supervised persons” of the Firm and are regarded as “access persons” and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.

This Code is designed to ensure that the high ethical standards long maintained by NCAM continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both NCAM and NCAM employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with Section 206 involves more than acting with honesty and good faith alone. It means that NCAM has an affirmative duty of utmost good faith to act solely in the best interest of its clients. A copy of this Code is available on NCAM’s intranet website for all employees to view. A copy of this Code is also available upon request to advisory clients of NCAM.

Acknowledgement of Receipt of Code

All employees are required to acknowledge receipt of delivery of this Code as well as any amendments to the Code that may be delivered. Additionally, it is the responsibility of all employees to read, understand and abide by all aspects of the Code.

Receipt of this Code for review and signature means that the individual is a person to whom the Code applies. Individuals are required to initially acknowledge in writing that they have received a copy of this Code, as well as any amendments to the Code. See Appendix H. Thereafter, individuals are required to certify annually that they have read, understood and complied with this Code. This is done via completing Appendix D through the NCAM Annual Questionnaire.

Individuals with any questions concerning this Code, should contact the Chief Compliance Officer.

II.	DEFINITIONS.

A.	Access Person. For the avoidance of doubt, "Access Person" means all employees, officers, directors and managing members of NCAM and are considered Access Persons.

B.	Adviser. The "Firm" means NorthCrest Asset Management, LLC.

C.
Automatic Investment Plan. "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

D.
Beneficial Ownership. "Beneficial Ownership" has the same meaning as used in Rule 16a-1(a) (2) under the Securities Exchange Act of 1934. The term “beneficial interest” is broad and the term applies to both debt and equity Securities. "Beneficial ownership" under Rule 16a-1(a)(2) includes accounts of a spouse, domestic partner, minor children who reside in an Access Person's home and any other relatives (parents, grandparents, adult children, brothers, sisters, etc.) whose investments the Access Person directs or controls, whether the person lives with the Access Person or not, as well as accounts of another person (individual, partner, corporation, trust, custodian, or other entity) if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains or may obtain therefrom a direct or indirect pecuniary interest. A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate.

E.	Being Considered for Purchase or Sale. A Security is "being considered for purchase or sale" when a recommendation to purchase or sell such Security has been made and communicated by an Access Person.

F.	Client. "Client" means any investment advisory client of NCAM.

G.
Chief Compliance Officer. "Chief Compliance Officer" means the Chief Compliance Officer as well as any designee appointed by such person including but not limited to other members of the NCAM Compliance department and third-party compliance consultants (as applicable).

H.
Control. “Control” has the same meaning as in Section 2(a)(9) of the Investment Company Act of 1940. Section 2(a)(9) defines "Control" means the power to exercise a controlling influence over the management and policies of a company, unless such power is solely the result of an official position with such company

I.	Covered Person. “Covered Person” has the same meaning as Access Person.

J.
Covered Security. "Covered Security" means any Security, except such term shall not include shares of registered open-end investment companies, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper or, high quality short- term debt instruments, including repurchase agreements. For purposes of clarity, all Exchange Traded Funds (ETFs), Closed End Funds and Exchange Traded Notes are Reportable Securities and require Pre-Clearance.  In addition, futures and options on any Covered Security shall be considered a Security. Finally, the QCI Balanced Fund advised by NCAM is a Covered Security which requires pre-clearance and reporting. For additional clarification, please see Appendix J, the Pre-Clearance and Reporting Chart which summarizes the preclearance and reporting obligations applicable to various security types.

K.
Federal Securities Laws. "Federal Securities Laws" means the Securities Act of 1933, Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted by the SEC or the Department of the Treasury.

L.
Initial Public Offering. "Initial Public Offering" means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934. For purposes of clarity, special purpose acquisition companies (“SPACs”) are considered Covered Securities and require Pre-Clearance.

M.	“Material Non-Public Information”.

a.
Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.

b.
Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.

N.
Private Placement. "Private Placement" means an offering of Securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereto or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

O.	Security. "Security" has the same meaning as in Section 2(a) (36) of the 1940 Act.

P.
Supervised Persons. "Supervised Persons" has the same meaning as Access Person. Such term means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of NCAM, or other person who provides investment advice on behalf of NCAM and is subject to the supervision and control of NCAM.

III.	STATEMENT OF GENERAL PRINCIPLES

The following general fiduciary principles shall govern the conduct and personal investment activities of all Access Persons.

Each Access Person shall act with integrity, competence and dignity, shall adhere to the highest ethical standards and shall:

A.
Recognize that NCAM has fiduciary duties to all Clients, which involves a duty at all times to deal fairly with, and act in the best interests of all Clients, including the duty to use reasonable care and independent professional judgment and to make full and fair disclosure of all material facts;

B.	At all times, place the interests of Clients before his or her personal interests; avoid misleading statements, receive no more than reasonable compensation.

C.	Comply with the applicable Federal Securities Laws;

D.	Conduct all personal Securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility;

E.	Not take any inappropriate advantage of his or her position with or on behalf of any Client; and

F.
Report promptly any violations of this Code to the Chief Compliance Officer.

Access Persons should follow not only the letter of this Code, but also its spirit and their conduct and transactions will be reviewed for this purpose.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.
Prior Clearance Required for Transactions in Covered Securities. Unless the transaction is exempt under Section V below, Access Persons must pre-clear all Covered Securities transactions over $25,000. Preapproval for all personal securities transactions greater than $25,000 must be received before completing the transactions. Access Persons must submit their pre-clearance form (Appendix B) to the Compliance Department for review and approval. Please see Appendix J, the Pre- Clearance and Reporting Chart which summarizes the preclearance and reporting obligations applicable to various security types.

For Covered Security transactions under $25,000, these transactions do not require pre-clearance but will be required to be reported on an Access Person’s Quarterly Transaction Report (Appendix C).

Prior clearance approval of a securities transaction is effective until the close of the New York Stock Exchange on the day approval was granted.

NCAM shall retain a record of the approval of, and rationale supporting, any direct or indirect acquisition by an Access Person of a beneficial interest in Covered Securities.

B.
Restricted Trading. Access Persons are prohibited from using material nonpublic information regarding portfolio holdings, model changes, or client transactions for their personal benefit. Specifically, Access Persons are prohibited from using advance knowledge to trade ahead of or otherwise benefit from such knowledge. Any transactions in a Covered Security which is being actively purchased or sold, or is being considered for purchase or sale, within a specific NCAM office, on behalf of Clients will be restricted from trading by Access Persons of that NCAM office only. Further, it is the responsibility of Access Persons not to transact in a Covered Security which the NCAM office in which the Access Person works has placed on its internal Restricted List.

C.
Initial Public Offerings. No Access Person may acquire any beneficial ownership in any equity Covered Securities (or Securities convertible into equity Covered Securities) in an Initial Public Offering or a SPAC transaction without prior approval from the CCO. Approval by the CCO may be granted on a case-by-case basis (e.g., where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

D.
Private Placements. Before directly or indirectly acquiring beneficial ownership in any Securities in a Private Placement, each Access Person shall obtain express prior written approval from the Chief Compliance Officer. Capital calls for a private placement are required to be reported to the CCO and expressly noted on the Access Person’s quarterly transaction reports.

The Access Person would complete the NCAM Personal Securities Trading form (PST Form) and wait for the CCO approval or rejection.

E.
Service as a Director. No Access Person shall serve on a board of directors of another company, absent prior written notice to and approval of the CCO based upon a determination that such service would not be inconsistent with the interests of NCAM’s Clients.

F.
Confidentiality. No Access Person shall reveal to any other person (except in the normal course of his duties) on behalf of NCAM any information regarding Securities transactions made, or being considered, by or on behalf of any Client. In the course of normal business activities, Access Persons may receive confidential information concerning clients and potential clients. In order to maintain client confidence and trust, this information must be handled with integrity and discretion. An Access Person is permitted to disclose confidential information only to such other Access Persons who need to have access to such information to deliver NCAM’s services to the Client.

V.	EXEMPT TRANSACTIONS

The prohibitions described in Section IV above shall not apply to:

A.
Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person other than the Access Person and, with respect to which the Access Person does not in fact influence or control purchase or sale transactions;

B.	Purchases or sales that are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transaction;

C.	Purchases that are part of an issuer's automatic dividend reinvestment plan;

D.	Purchases or sales that are made pursuant to an Automatic Investment Plan;

E.	Purchases or sales of a registered unit investment trust that are invested exclusively in one or more mutual funds.

F.	Investments in 529 Plans or any other accounts which can only hold securities exempt from the term Covered Securities;

G.
Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

H.
Purchases or sales of Covered Securities that are effected in an Access Person’s fee paying, strategy account managed by NCAM.

As noted above, prior approval must be set forth in writing on the Request for Authorization for Personal Trading in Covered Securities Form (Appendix B).

VI.	REPORTING REQUIREMENTS OF ACCESS PERSONS

A.
Initial Holdings Report. Every Access Person shall complete, attest and submit to the Chief Compliance Officer an Initial Holdings Report no later than 10 days after becoming an Access Person. The Initial Holdings Report is attached hereto as Appendix E.

The information contained in the Initial Holdings Report must be current as of a date no more than 30 days prior to the date the person becomes an Access Person.

B.
Quarterly Transaction Reports. Every Access Person through NCAM’s automated Schwab Compliance Technologies (SchwabCT) tool shall complete, attest and submit a Quarterly Transaction Report to the Chief Compliance Officer which discloses information with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction, acquires, any direct or indirect beneficial ownership in the Covered Security. Brokerage statements may be submitted in lieu of the trade information. The Quarterly Transaction Report shall be submitted no later than 30 days after the end of each calendar quarter, whether or not the Access Person opened any account or engaged in any transactions for the quarter. For any transaction in a Covered Security during the quarter in which the Access Person had any direct or indirect beneficial ownership, the Quarterly Transaction Report is attached hereto as Appendix C.

Annual Holdings Reports. Every Access Person through NCAM’s automated Schwab Compliance Technologies tool shall complete, attest and submit to the Chief Compliance Officer an Annual Holdings Report no later than 30 days following the end of the calendar year. The Annual Holdings Report is attached hereto as Appendix F. The information contained in the Annual Holdings Report must be current as of a date no more than 30 days before the report is submitted. Brokerage statements may be submitted in lieu of the trade information.

C.
Notice of Account Openings. Each Access Person shall complete, sign and submit to the Chief Compliance Officer a Notice of Account Opening (attached hereto as Appendix G) prior to establishing an account in which any Securities are to be held for the direct or indirect benefit of such Access Person. NCAM monitors outside brokerage accounts of NCAM Access Persons through the NCAM (SCT) system.

D.
Designated Brokerage Accounts. NCAM only allows outside brokerage/advisory accounts to be established at the following firms: LPL Financial, Charles Schwab, TD Ameritrade, E*Trade, Merrill Lynch, Wells Fargo, Interactive Brokers, Fidelity, and Vanguard. For certain situations, an exception may be made for the use of another broker-dealer upon the review and approval of the CCO or his designee.

E.	Confirmations. Through the SCT tool applicable security transactions of all Access Persons completed at outside brokerage firms will be captured and reviewed by the NCAM Compliance Department.

F.
Potential Conflicts of Interest. Every Access Person shall immediately report to the Chief Compliance Officer any factors of which the Access Person is aware that would be relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the Access Person's transactions and Securities held or to be acquired by a Client.

G.
Notification of Reporting Obligation. All Access Persons having a duty to file Quarterly Reports and Initial and Annual Holdings Report hereunder shall be informed of such duty by the Chief Compliance Officer and shall be provided with a copy of this Code. Once informed of the duty to file a Quarterly Report and Initial and Annual Holdings Report, an Access Person has a continuing obligation to file such report, in a timely manner, whether or not the Access Person had any new information to report for the period.

VII.	COMPLIANCE MONITORING

The Chief Compliance Officer, or his designee, shall review all Quarterly Reports, Initial and Annual Holdings Reports, confirmations, and other materials provided to him regarding personal transactions in Covered Securities by Access Persons to ascertain compliance with the provisions of this Code. The Chief Compliance Officer shall institute any procedures necessary to monitor the adequacy of such reports and to otherwise prevent or detect violations of this Code. Upon discovery of a violation of this Code, it shall be the responsibility of the Chief Compliance Officer to report such violation to the management of NCAM.

VIII.	REVIEW BY MANAGING MEMBERS

The Chief Compliance Officer shall regularly (but not less frequently than annually) prepare an annual written report of his review of NCAM’s Supervisory Procedures and its Code of Ethics and furnish the report to the managing members of NCAM. This report shall describe issues that arose during the previous year under this Code, including but not limited to information about material violations of this Code and related procedures, as well as sanctions imposed as a result of these violations. The report shall also certify to the managing members that has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code. The managing members should consider this report and determine whether amendments to the Code or procedures are necessary. If any such report indicates that any change to this Code is advisable, the Chief Compliance Officer shall make an appropriate recommendation to the managing members. The Chief Compliance Officer also shall inquire into any apparent violation of this Code and shall report any apparent violation requiring remedial action to the managing members. Upon finding such a violation of this Code, including the filing of any false, incomplete, or untimely Quarterly or Annual Holdings Reports, or the failure by Access Persons to obtain prior clearance of any personal transactions in Covered Securities, the managing members may impose any sanction or take such remedial actions as it deems appropriate. No director shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

IX.	RECORDS RETENTION

NCAM shall maintain records in the manner and to the extent set forth below, as required by Rule 204-2 under the Advisers Act:

A.	Retention of Copy of Statement. A copy of this Code, and any versions that were in effect within the past five years shall be preserved in an easily accessible place;

B.
Record of Violations. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in any easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

C.
Copy of Forms and Reports. A copy of each Request for Personal Trading Authorization Form, Quarterly Report, Initial Holdings Report Annual Holdings Report, and Notice of Account Opening prepared and filed by an Access Person pursuant to this Code shall be preserved by the Chief Compliance Officer for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place;

D.
Written Acknowledgements. A record of all written acknowledgments of receipt of this Code from each person who is, or within the past five years was, an Access Person or Supervised Person shall be preserved in an early accessible place;

E.	List of Access Persons. A list of all persons who are Access Persons shall be maintained in an easily accessible place;

F.
Record of Approvals. A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in an IPO or Private Placement, and any other purchases or sales of Covered Securities by Access Persons shall be maintained in an easily accessible place for at least five years following the end of the fiscal year in which the approval is granted; and

G.	Sites of Records to be Kept. All such records and/or documents required to be maintained pursuant to this Code shall be kept at the offices of the Adviser.

X.	CONFIDENTIAL TREATMENT

All reports and other records required to be filed or maintained under this Code shall be treated as confidential, except to the extent required by law.

XI.	VIOLATIONS OF THIS CODE

Any violation or non-compliance with the Code must be immediately reported to the Chief Compliance Officer. Examples include non-compliance with applicable rules and regulations, fraud or illegal acts involving any aspect of the firm’s business, material misstatements in client records or reports, or any activity that is harmful to clients.

Violations of this Code may result in the imposition of sanctions or the taking of such remedial steps as NCAM may deem appropriate, including, but not limited to, unwinding the transaction or, if impractical, disgorgement of any profit from the transaction, a letter of censure, reduction in salary, and suspension or termination of employment. No director or officer of NCAM shall participate in a determination of whether he has committed a violation of this Code or of the imposition of any sanction against himself.

In addition, NCAM may report any violations to the appropriate regulatory authority, including the Securities and Exchange Commission.

XII.	WRITTEN ACKNOWLEDGEMENTS

Each Access Person shall receive a copy of this Code when they become an Access Person and any amendments thereto, and each Access Person shall provide a written acknowledgement of receipt of this Code and any amendment thereto in the form attached as Appendix H. NCAM’s Code of Ethics is posted on NCAM’s intranet site. On an annual basis each Access Person shall attest to the Code through the NCAM Questionnaire.

XIII.	INTERPRETATION OF PROVISIONS

Management of NCAM may, from time to time, adopt such interpretations of this Code as such Board or management deems appropriate.

XIV.	AMENDMENTS TO THE CODE

Any material change to the Code is also reviewed and approved by the Senior Vice President of Compliance of NCAM (“SVP”). Any amendment to the Code shall be effective within 30 calendar days, unless the CCO and the SVP of NCAM, as appropriate, expressly determine that such amendment shall become effective on an earlier date.